As filed with the Securities and Exchange Commission on June 5, 2008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Monster Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3906555
(State or Other Jurisdiction of Incorporation	(I.R.S. Employer Identification No.)
or Organization)

622 Third Avenue

New York, New York 10017

(Address of Principal Executive Offices)

MONSTER WORLDWIDE, INC. 2008 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Timothy T. Yates

Executive Vice President and Chief Financial Officer

622 Third Avenue

New York, NY 10017

(212) 351-7000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Martin Nussbaum, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
common stock, par value $0.001 per share	15,768,665	(3)	$24.19	$381,444,007	$14,991

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Monster Worldwide, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) as a result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)

Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $24.19, based on the average of the high sales price ($24.68) and the low sales price ($23.70) per share of the Registrant’s common stock as reported on the NASDAQ Global Select Market on June 2, 2008.

(3)

Includes (i) 4,225,000 shares of common stock to be offered and sold under the 2008 Plan and (ii) 11,543,665 previously registered shares subject to outstanding awards under the Monster Worldwide, Inc. 1999 Long Term Incentive Plan, as amended, that on or after April 16, 2008, the effective date of the 2008 Plan, (A) cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares of common stock) and thereby become available for grant under the 2008 Plan pursuant to the terms thereof or (B) are surrendered by participants under the Monster Worldwide, Inc. 1999 Long Term Incentive Plan, as amended, or are retained by the Registrant to pay all or a portion of the exercise price and/or withholding taxes relating to such awards and thereby become available for grant under the 2008 Plan pursuant to the terms thereof.

EXPLANATORY STATEMENT

Monster Worldwide, Inc. (the “Registrant” or “Monster”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of 4,225,000 shares of common stock authorized for issuance under the Monster Worldwide, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) (plus such number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2008 Plan as a result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock). The number of shares available for issuance under the 2008 Plan will be increased from time to time by the number of shares subject to outstanding awards under the Monster Worldwide, Inc. 1999 Long Term Incentive Plan, as amended (the “1999 LTIP”), that on or after April 16, 2008, the effective date of the 2008 Plan, (i) cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares of common stock) or (ii) are surrendered by participants under the 1999 LTIP or are retained by the Registrant to pay all or a portion of the exercise price and/or withholding taxes relating to such awards. Accordingly, Monster is also including in this Registration Statement an additional 11,543,665 shares of common stock underlying outstanding awards issued under the 1999 LTIP that may become available for grant under the 2008 Plan. This amount represents the maximum number of additional shares that may be added to the 2008 Plan if all outstanding awards under the 1999 LTIP as of April 16, 2008 cease for any reason to be subject to such awards (other than for the reasons noted above) and/or are surrendered by participants under the 1999 LTIP or are retained by the Registrant to pay all or a portion of the exercise price and/or withholding taxes relating to such awards (subject to adjustment for any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the 2008 Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)                                              The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on February 21, 2008, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(b)                                             The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, filed with the Commission on May 8, 2008;

(c)                                              The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 22, 2008, January 23, 2008, January 31, 2008, February 4, 2008, March 5, 2008, March 6, 2008, March 19, 2008, April 7, 2008, April 18, 2008, May 1, 2008 and May 15, 2008; and

(d)                                             The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A, filed with the Commission on October 16, 1996, including any amendment or report filed to update such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. Description of the Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“Section 145”) permits the indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations. Article VII of the Registrant’s By-Laws contains provisions for the indemnification of its present and former directors, officers, employees and agents to the fullest extent authorized by Section 145, and requires the Registrant to advance expenses to its directors and officers in connection with defending any proceeding covered by the indemnity. In addition, the Registrant has entered into Indemnity Agreements with certain of its directors and officers which provide the maximum indemnification permitted by Section 145, subject to certain limitations. The Registrant’s officers and directors are insured against losses arising from any claim brought against them for their wrongful acts in such capacities, subject to certain limitations.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description
5.1	Opinion of Dechert LLP regarding legality of the common stock being offered.
15.1	Letter from BDO Seidman, LLP regarding unaudited interim consolidated financial statements.
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Dechert LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).
99.1	Monster Worldwide, Inc. 2008 Equity Incentive Plan.

Item 9. Undertakings.

(a)                      The undersigned registrant hereby undertakes:

(1)                      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, That:

(A)      Paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                   The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York, State of New York, on this 5th day of June, 2008.

MONSTER WORLDWIDE, INC.
(Registrant)

Dated: June 5, 2008	By:	/s/ SALVATORE IANNUZZI
Salvatore Iannuzzi
Chairman, President and Chief Executive Officer
(principal executive officer)

Dated: June 5, 2008	By:	/s/ TIMOTHY T. YATES
Timothy T. Yates
Executive Vice President and Chief Financial Officer
(principal financial officer)

Dated: June 5, 2008	By:	/s/ JAMES LANGROCK
James Langrock
Senior Vice President, Finance and Chief Accounting Officer
(principal accounting officer)

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Salvatore Iannuzzi and Timothy T. Yates, or either of them, as attorneys-in-fact with the power of substitution, to execute in the name of and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SALVATORE IANNUZZI	Chairman, President and Chief Executive Officer	June 5, 2008
Salvatore Iannuzzi	(principal executive officer)

/s/ TIMOTHY T. YATES	Director, Executive Vice President and Chief	June 5, 2008
Timothy T. Yates	Financial Officer (principal financial officer)

/s/ ROBERT J. CHRENC	Director	June 5, 2008
Robert J. Chrenc

/s/ JOHN GAULDING	Director	June 5, 2008
John Gaulding

/s/ EDMUND P. GIAMBASTIANI, JR.	Director	June 5, 2008
Edmund P. Giambastiani, Jr.

/s/ RONALD J. KRAMER	Director	June 5, 2008
Ronald J. Kramer

/s/ DAVID A. STEIN	Director	June 5, 2008
David A. Stein